EXHIBIT 99.1

FOR IMMEDIATE RELEASE 03/29/2007:

The Quantum Group, Inc. Announces 1 for 25 Reverse Stock Split

WELLINGTON, Fla. (March 29, 2007) - The Quantum Group, Inc. (OTCBB: QTUM) (www.QTUM.com) announced today that during the Annual Shareholder Meeting, held August 31, 2006, the majority of the Company’s shareholders approved the authorization of the Company’s Board of Directors to reverse split the common stock of the Company.  On March 9, 2007, the Board executed and authorized a 1 for 25 reverse stock split to be effective on March 29, 2007.

As a result of the reverse split, every 25 shares of The Quantum Group’s common stock have been converted into one new share of Quantum common stock. The reverse stock split uniformly affects all of The Quantum Group’s outstanding common stock, warrants and stock options. Fractional shares have been rounded up to the nearest whole number.  The Company has also been assigned a new quotation symbol - QNTM. The Company’s common stock will continue to be quoted on the OTC Bulletin Board (OTCBB).

As of March 28, 2007, there were approximately 41.2 million shares of The Quantum Group’s common stock outstanding.  With the 1 for 25 shares reverse stock split, the outstanding shares of common stock post reverse stock split will equal approximately 1.65 million.

Current shareholders do not have to submit share certificates for conversion at this time, as the reverse split will be processed through the normal course of business.

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The Quantum Group, based in Wellington, Florida, is one of Florida’s largest community based healthcare provider systems. In conjunction with its subsidiary companies, Renaissance Health System of Florida, Inc. (RHS) (www.RHSFL.com) and QMed BILLING, Inc. (www.QMEDBILLING.com), Quantum provides administrative and support services to the Florida managed care industry as well as to the physicians of Florida. Through our growing number of nearly 1,300 contracted physicians and multiple managed care relationships in the state of Florida, we are strategically positioned to bring increased efficiencies to the over $1OO billion Florida healthcare industry.  According to an article published in the August 22, 2006 edition of the New York Times (By Gina Kolata), “By 2030, predicts Robert W. Fogel, a Nobel laureate at the University of Chicago Graduate School of Business, about 25 percent of the G.D.P. will be spent on health care, making it “the driving force in the economy,” just as railroads drove the economy at the start of the 20th century.”

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission 10-KSB/A, 10-QSB, S-8 and 8-K filings, that may cause actual results to materially differ from projections. Although the company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the company's ability to execute properly its new business model, to raise substantial and immediate additional capital to implement its continuing business model, the ability to attract and retain personnel – including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, ability to manage the care of its patients with reasonable medical loss ration, ability to negotiate beneficial managed care agreements with a diversified and expanding provider base, continue to supply the services needed by the HMO clients as well as the growing list of physician clients and the inherent risk associated with a diversified business to achieve positive cash flow. There can be no assurance that the reverse stock split will improve the trading liquidity in The Quantum Group’s common stock.  These filings are available online via the Securities and Exchange Commission’s website at http://www.sec.gov.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.

Media Contact:

Danielle Amodio

Vice President, Corporate Communications

The Quantum Group, Inc.

561.798.9800